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[UNITED RENTALS LOGO]

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FOR IMMEDIATE RELEASE

              UNITED RENTALS SUBMITS PROPOSAL TO ACQUIRE NEFF
     INVESTOR GROUP TO PURCHASE $90 MILLION OF UNITED RENTALS PREFERRED
               STOCK CONVERTIBLE AT $22 PER SHARE AT CLOSING

      GREENWICH, CT, JANUARY 2, 2001 - United Rentals, Inc. (NYSE: URI) today announced that it submitted a non-binding proposal to the Neff Corp. (NYSE: NFF) Special Committee to acquire approximately 72% of the equity interest in Neff and in excess of 80% of the voting rights in Neff. Based on the closing price of United Rentals common stock on December 29, 2000, the value of the transaction would be approximately $314 million, consisting of approximately $37 million in United Rentals common and preferred stock issued to the public and to Jorge Mas and members of his family (the "Mas Family"), and $277 million in debt.

      The proposed transaction is supported by GE Capital Corporation ("GE Capital"), the Mas Family, and Santos Fund I, L.P. ("Santos"), all of whom are principal stockholders of Neff.

      If the proposed transaction is completed, GE Capital and other investors would purchase $90 million of newly issued United Rentals Series C Perpetual Convertible Preferred Stock ("Series C Preferred Stock"). Each share of Series C Preferred Stock, liquidation preference $1,000 per share, would be convertible into shares of United Rentals common stock at $22.00 per share.

      Under the terms of the proposed transaction, each of the approximately 6.6 million shares of Neff Class A common stock currently owned by public stockholders would be exchanged for 0.18 shares of newly issued United Rentals common stock. The approximately 8.6 million shares of Neff Class A common stock currently owned by the Mas Family would be exchanged for shares of Series C Preferred Stock with an aggregate liquidation preference equal to the value of approximately 1,548,000 shares (the exchange ratio of 0.18 times 8.6 million) of United Rentals common stock. GE Capital and Santos would retain their existing 6 million shares of Neff common stock, subject to the right of GE Capital and Santos to sell all or a portion of these shares to United Rentals for $96 million in 2010, and the right of United Rentals to buy all of these shares for not less than $96 million commencing in 2002. These periods may be accelerated under certain conditions.

      In addition, under the proposed transaction, United Rentals would offer to exchange newly issued 10.25% Senior Subordinated Notes due 2008 (the "New Notes") for Neff's 10.25% Senior Subordinated Notes due 2008 (the "Old Notes"). The exchange offer would be at an exchange ratio of $750 principal amount of New Notes (which, based on current market rates, would represent a value of approximately $600) for each $1,000 principal amount of Old Notes.

      The proposed transaction is contingent upon the approval of the Neff Special Committee, the Boards of Directors of United Rentals and Neff, United Rentals' senior lenders, Neff stockholders, and appropriate regulatory agencies. The proposed transaction is also contingent on completion of satisfactory due diligence, the signing of a definitive merger agreement and the satisfaction of its terms and conditions, confirmation prior to the signing of a definitive merger agreement that the proposed transaction would not negatively change United Rentals' current credit ratings, and acceptance of United Rentals' exchange offer by holders of at least 95% of the Old Notes. There can be no assurance that these conditions will be met or that this transaction will take place.

      The United Rentals Series C Preferred Stock and New Notes that would be issued in the proposed transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

      United Rentals, Inc. (the "Company") is the largest equipment rental company in North America, with an integrated network of more than 740 locations in 47 states, seven Canadian provinces and Mexico. The Company's 15,000 employees serve over 1.2 million customers including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.4 billion. Additional information about United Rentals is available at the Company's website at www.unitedrentals.com. Neff Corp. is the seventh largest equipment rental company in North America, with 84 locations in 17 states and annual revenues of approximately $260 million.

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Additional Information and Where to Find It:

      In the event a definitive merger agreement is entered into in connection with the proposed transaction, United Rentals expects to file a registration statement on Form S-4, and Neff expects to file a proxy statement, with the Securities and Exchange Commission ("SEC"). It is anticipated that United Rentals and Neff would mail a joint proxy statement/prospectus to stockholders of Neff containing additional information about the proposed transaction. Investors and security holders are urged to read the registration statement and joint proxy statement/prospectus carefully if and when they become available. These documents will contain important information about the proposed transaction and the interests of United Rentals, Neff, GE Capital, Santos and the Mas Family in the proposed transaction.

      Investors will be able to obtain free copies of these documents, if and when available, as well as each company's other SEC filings, through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, if and when available, and each company's other SEC filings would also be obtainable from the respective companies. Free copies of United Rentals' SEC filings may be obtained by visiting United Rentals' website at www.unitedrentals.com or by contacting United Rentals at Five Greenwich Office Park, Greenwich CT 06830, or by calling 203-622-3131, attention: Investor Relations. Investors and security holders may also read and copy any reports, statements or other information filed by United Rentals or Neff at the SEC public reference rooms located at 450 Fifth Street, N.W., Washington, DC 20549, or at any of the other SEC public reference rooms in New York City, NY or Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms.

      Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "may," "will," "should," "on track" or "anticipate" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable industry conditions could lead to a decrease in demand for the Company's equipment and to a decline in prices and rental rates, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company cannot be certain that it will have access to the additional capital that it may require or that its cost of capital will not increase, (4) acquisitions may become more expensive, may have undisclosed liabilities and may be more difficult to integrate, and (5) the Company is highly dependent on the services of its senior management. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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Investor contact:                                   Media contact:
Robert Miner                                        Brandy Bergman
United Rentals, Inc.                                Citigate Sard
Verbinnen  (203) 622-3131                           (212) 687-8080
bminer@ur.com                                       bbergman@sardverb.com